Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement is dated as of December 17, 2004 among Teavana Holdings, Inc., a Delaware corporation (the “Corporation”) and Teavana Investment LLC, a Delaware limited liability company (“Investment LLC”). Investment LLC together with the Investment LLC Permitted Transferees are from time to time referred to in this Agreement as the “Stockholders”. The Stockholders and the Corporation are collectively referred to as “Parties.”

RECITALS

A.    Certain capitalized terms used but not defined elsewhere in this Agreement are defined in Article I below.

B.    Pursuant to a Contribution Agreement, dated as of November 15, 2004, between the Corporation, Investment LLC, Teavana Corporation, a Georgia corporation, North Point Advisors LLC, a Delaware limited liability company (“North Point”) and the persons listed on Annex I thereto (the “Contribution Agreement”), Investment LLC is receiving shares of Class B Common Stock and Preferred Stock in exchange for an investment in the Corporation.

C.    Investment LLC is also receiving shares of Preferred Stock and Class B Common Stock as a capital contribution from North Point.

D.    Shares of Class B Common Stock are convertible at the option of the holders into shares of Class A Common Stock.

E.    In connection with the execution of the Contribution Agreement, the Corporation has granted to the Stockholders certain registration rights in connection with their ownership of capital stock of the Corporation.

F.     This Agreement sets forth the Parties’ understandings and agreements relating to the rights and obligations of the Stockholders and the Corporation with respect to such registration rights.

NOW THEREFORE, the parties to this Agreement agree as follows:

I. DEFINITIONS

1.1    Definitions.  Capitalized terms used but not defined herein will have the meanings ascribed to them in the Contribution Agreement, unless otherwise indicated. In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings when used in this Agreement with initial capital letters:

“Adverse Effect”: as set forth in Section 2.1(c).

“Affiliate”: with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, the first Person. For the purposes of this definition, “control” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such

Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that no Investment LLC Holder shall be deemed to be an Affiliate of the Corporation or its Subsidiaries by virtue of its stockholdings or any rights (whether or not vested or exercised) associated therewith granted to such holder by contract by the Corporation. With respect to any natural Person, “Affiliate” will include such Person’s grandparents any descendents of such Person’s grandparents, such Person’s spouse, the grandparents of such Person’s spouse and descendants of the grandparents of such Person’s spouse (in each case, whether by blood, adoption or marriage).

“Agreement”: this Registration Rights Agreement, as the same may be amended from time to time in accordance with its terms.

“Board”: the Board of Directors of the Corporation.

“Business Day”: any day other than a Saturday or Sunday or a day on which the Federal Reserve Bank of New York is closed.

“Certificate”: the Amended and Restated Certificate of Incorporation of the Corporation, as filed with the Delaware Secretary of State and as in effect from time to time.

“Class A Common Stock”: the Class A Common Stock, par value $0.0001 per share, of the Corporation.

“Class B Common Stock”: the Class B Common Stock, par value $0.0001 per share, of the Corporation.

“Commission”: the Securities and Exchange Commission.

“Contribution Agreement”: as set forth in Recital B.

“Corporation”: as set forth in the introductory paragraph.

“Demand Registration”: as set forth in Section 2.1(a).

“Demand Seller”: as set forth in Section 2.1(a).

“Exchange Act”: the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holders”: as set forth in Section 2.1(a)(ii).

“Investment LLC”: as set forth in the introductory paragraph.

“Investment LLC Contribution”: as set forth in the Contribution Agreement.

“Investment LLC Holders”: as set forth in the Stockholders Agreement.

“Investment LLC Permitted Transferee”: as set forth in the Certificate, as in effect on the date of this Agreement.

“Liquidation Preference”: as defined in the Certificate.

“Nasdaq”: The NASDAQ Stock Market.

“North Point”: as set forth in Recital C.

“Parties”: as set forth in the introductory paragraph.

“Person”: an individual, a corporation, a partnership a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, a business entity or any other entity or any federal, state, county, city, municipal or other local or foreign government or any subdivision, authority, commission, board, bureau, court, administrative panel, agency or other instrumentality thereof.

“Piggy-Back Registration”: as set forth in Section 2.2(a).

“Preferred Stock”: the Series A Redeemable Participating Preferred Stock, par value $0.0001 per share, of the Corporation.

“Public Offering”: as set forth in the Certificate, as in effect on the date of this Agreement.

“Registering Stockholder”: as set forth in Section 3.1.

“Registrable Securities”: shares of Class A Common Stock and Class B Common Stock (and securities issued or issuable in respect of such securities, whether by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or otherwise); provided that such securities will cease to be Registrable Securities (i) when a registration statement relating to such securities shall have been declared effective by the Commission and such securities shall have been disposed of pursuant to such effective registration statement, or (ii) when such securities may be sold without registration pursuant to Rule 144 without regard to any volume or manner of sale limitations.

“Registration Expenses”: all (i) registration and filing fees paid to the Commission, (ii) fees and expenses of compliance with state securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with such compliance and the reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses, (iv) internal expenses of the Corporation (including all salaries and expenses of officers and employees performing legal or accounting duties), (v) fees and expenses of counsel and independent public accountants for the Corporation, (vi) fees and expenses of any additional experts retained by the Corporation in connection with such registration, (vii) fees and expenses of listing the Registrable Securities, if any, (viii) rating agency fees, (ix) transfer taxes, and (x) reasonable out-of-pocket fees and expenses of one counsel for the Registering Stockholders.

“Rule 144”: Rule 144 under the Securities Act, as such rule may be amended or succeeded from time to time.

“Securities Act”: the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholders”: as set forth in the introductory paragraph.

“Stockholders Agreement”: the Stockholders Agreement, dated as of the date of this Agreement, by and among the Corporation, Investment LLC and the persons listed on Schedule I thereto, as the same may be amended, restated or modified from time to time in accordance with its terms.

“Transfer”: to directly or indirectly sell, offer, assign, grant a participation in, pledge, hypothecate or otherwise transfer.

“Transferee”: any Person to whom any Stockholder Transfers any Registrable Securities other than in a sale pursuant to an effective registration statement or without registration pursuant to Rule 144; provided such Transfer is permitted by the Stockholders Agreement.

“Underwriter”: a securities dealer who purchases any Registrable Securities as a principal in connection with a distribution of such Registrable Securities and not as part of such dealer’s market-making activities.

II. REGISTRATION RIGHTS

2.1    Demand Registration.

(a)    At any time after the 180th day following completion of the Company’s initial Public Offering, any Investment LLC Holder may make a written request (any such requesting Person or group of Persons, as the case may be a “Demand Seller”) that the Corporation effect the registration under the Securities Act of any of such Demand Sellers’ Registrable Securities and specifying the intended method of disposition of such securities, provided that such requested registration shall cover at least $10,000,000 of Registrable Securities. The Corporation will promptly give written notice of such requested registration (a “Demand Registration”) at least 15 Business Days prior to the anticipated filing date of the registration statement relating to such Demand Registration to all other Stockholders, and thereupon will use its best efforts to effect, as expeditiously as possible, the registration under the Securities Act of:

(i)    the Registrable Securities then held by the Demand Seller that the Corporation has been so requested to register by the Demand Seller; and

(ii)    all other Registrable Securities that any other Stockholder entitled to request the Corporation to include their Registrable Securities in a Piggy-Back Registration (all such Stockholders, together with the Demand Sellers, the “Holders”) has requested the Corporation to register by written request received by the Corporation within 15 days after the receipt by such Holders of such written notice given by the Corporation;

all to the extent necessary to permit the disposition (in accordance with the intended methods thereof) of the Registrable Securities to be so registered; provided that, subject to Sections 2.1(b) and (d), the Corporation shall not be obligated to effect more than three Demand Registrations pursuant to this Section 2.1.

Promptly after the expiration of the 15-day period referred to in paragraph (ii) of this Section 2.1(a), the Corporation will notify all the Holders to be included in the Demand Registration of the other Holders and the number of shares of Registrable Securities requested to be included therein. The Demand Seller requesting a registration under this Section 2.1(a) may, at any time prior to the effective date of the registration statement relating to such registration, revoke such request without liability to any of the other Holders by providing a written notice to the Corporation revoking such request, in which case such request shall not be considered a Demand Registration; provided however, if any one Demand Seller revokes more than one such request, each such revoked Demand Registration (other than the first revoked Demand Registration) will be considered a Demand Registration requested by such Demand Seller unless such Demand Seller reimburses the Corporation for all reasonable out-of-pocket expenses incurred by the Corporation in respect of such Demand Registration; provided further, however, that if at the time of such revocation, the Demand Seller has learned of a material adverse change in the condition, business or prospects of the Corporation from that known to the Demand Seller at the time of such request and has revoked the request with reasonable promptness following disclosure by the Corporation of such material adverse change, then the Demand Seller shall not be required to pay any of such expenses and shall not be deemed to have requested a Demand Registration.

(b)    A registration requested pursuant to this Section 2.1 shall not be deemed to have been effected unless the registration statement relating thereto (i) has become effective under the Securities Act and (ii) has remained effective for a period of at least 90 days (or such shorter period in which all Registrable Securities of the Holders included in such registration have actually been sold thereunder).

(c)    If a Demanding Registration involves an underwritten Public Offering and the managing Underwriter for such offering advises the Corporation and the Holders who have requested to participate in such Public Offering, in writing, that, in its view, the number of securities requested to be included in such registration, or the type of securities requested to be included in such registration (including, in each case, shares of Registrable Securities requested to be included by the Demand Sellers and shares of Registrable Securities requested to be included by other Holders pursuant to Section 2.2), would have an adverse effect on such offering, including the price at which such securities can be sold (an “Adverse Effect”), the Corporation will include in such registration (in the priorities listed below) the largest number of Registrable Securities that, in the opinion of the managing Underwriter for such offering, can be sold without causing an Adverse Effect, as follows:

(i)    first, all Registrable Securities requested to be sold in such registration by the Demand Seller;

(ii)    second, all Registrable Securities to be included in such registration by any other Holder (allocated, if necessary not to cause an Adverse Effect on the offering, pro rata among such other Holders on the basis of the relative number of shares of Registrable Securities (determined by treating the Class B Common Stock on an as-converted into Class A Common Stock basis) requested to be included in such registration by such other Holders); and

(iii)    third, any Class A Common Stock proposed to be registered by the Corporation.

(d)    The Corporation shall not be required to effect any Demand Registration if (x) the Corporation intends to effect a primary registration of its securities within 60 days of the date it receives notice of a Demand Registration under this Section 2.1, (y) the Corporation has completed a primary registered offering of its securities no more than 120 days prior to the date it received notice of a Demand Registration under this Section 2.1, or (z) the Board determines in good faith that due to business or market conditions or the business or financial condition of the Corporation it is inappropriate at such time to undertake a Public Offering; provided that the Corporation may elect not to effect registration on such grounds only once in any twelve month period beginning on the date of such election by the Corporation; and, provided further, that any delay in a registration under cause (x) above shall not exceed 60 days unless the Corporation actually files the intended registration statement within such 60-day period; and, provided further that a delay in a registration under clause (y) shall not be effective if the Demand Seller had requested piggy-back rights in connection with such offering, had requested to have Registrable Securities included in such offering and less than 50% of such Registrable Securities were sold in such offering. If the Corporation exercises its right pursuant to this Section 2.1(d), the Corporation shall effect such registration within one year following the request for registration.

2.2    Piggy-Back Registration.

(a)    If the Corporation proposes to file a registration statement under the Securities Act with respect to an offering of any of its Registrable Securities (i) for its own account (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 or any other similar rule of the Commission under the Securities Act is applicable) or (ii) for the account of any holder of Registrable Securities, then the Corporation will give written notice of such proposed filing to all Stockholders holding Registrable Securities as soon as practicable (but in any event not less than 15 days before the anticipated filing date), and such notice will offer such Stockholders the opportunity, subject to the limitations provided in Section 2.2(b) to register such number of shares of Registrable Securities owned by the Stockholders as the Stockholders may request on the same terms and conditions as the registration of the Corporation’s or other Holder’s Registrable Securities (a “Piggy-Back Registration”). The Stockholders will be permitted to withdraw all or part of the Registrable Securities from a piggy-Back Registration at any time prior to the effective date of the Piggy-Back Registration. Subject to the foregoing, upon the written request of any stockholder made within 10 days after the receipt of notice from the Corporation (which request shall specify the number of Registrable Securities intended to be disposed of by such Stockholder), the Corporation will use its best efforts to effect the registration under the Securities Act of all Registrable Securities which the Corporation has been so requested to register by such Stockholders, to the extent required to permit the disposition of the Registrable Securities to be so registered; provided that (A) if such registration involves an underwritten Public Offering, all such Stockholders requesting to be included in the Corporation’s registration must sell their Registrable Securities to the Underwriters selected as provided in Section 3.9 on the same terms and conditions as apply to the Corporation and (B) if, at any time after giving written notice of its intention to register any Registrable Securities pursuant to this Section 2.2(a) and prior to the effective date of the registration statement filed in connection with such registration, the Corporation shall determine for any reason not to register such Registrable Securities, the Corporation shall give written notice to all such Stockholders and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (without prejudice, however, to rights of the Stockholders under Section 2.1). No registration effected under this Section 2.2 shall relieve the Corporation of its obligations to effect a Demand Registration to the extent required by Section 2.1.

(b)    If a registration pursuant to this Section 2.2 involves an underwritten Public Offering (other than in the case of an underwritten Public Offering requested by the Stockholders in a Demand Registration, in which case the provisions of Section 2.1(c) shall apply) and the managing Underwriter for such offering advises the Corporation that, in its view, the number or type of securities intended to be included in such registration could have an Adverse Effect on such offering, the Corporation will include in such registration the largest number of Registrable Securities that, in the opinion of the managing Underwriter for such offering, can be sold without causing an Adverse Effect in the following priority, the securities entitled to be included and requested to be included in such offering, as follows:

(i)    first, all of the securities proposed to be sold by the Corporation;

(ii)    second, all Registrable Securities requested to be included in such registration by Investment LLC necessary to deliver to Investment LLC aggregate net proceeds from all registered sales by Investment LLC under Section 2.1 and this Section 2.2 in an amount equal to the sum of (A) the Investment LLC Contribution, (B) $333,333 and (C) the amount, if any, by which the Liquidation Preference on such date exceeds the Liquidation Preference on the date hereof; and

(iii)    third, all Registrable Securities requested to be included in such registration by an Investment LLC Holder and any other Holder (allocated, if necessary not to cause an Adverse Effect on the offering, pro rata among such Investment LLC Holders and such other Holders on the basis of the relative number of shares of the Registrable Securities (determined by treating the Class B

Common Stock on an as-converted into Class A Common Stock basis) so requested to be included in such registration).

(c)    Without the written consent of the holders of a majority of the voting power of the outstanding Registrable Securities held by the Investment LLC Holders, the Corporation will not grant to any person the right to request the Corporation to register any securities of the Corporation under the Securities Act unless the rights so granted are expressly subordinate to the rights of the Investment LLC Holders set forth in this Agreement, and, if exercised, would not otherwise conflict or be inconsistent with the provisions of this Agreement.

2.3    Holdback Agreements.  If any registration of Registrable Securities shall be in connection with an underwritten Public Offering, the Corporation and the Stockholders agree not to effect any sale or distribution, including any sale pursuant to Rule 144, of any securities of the Corporation (other than as part of such Public Offering) during the 14 days prior to the effective date of such registration statement or during the period after such effective date equal to the lesser of (i) such period of time as agreed between such managing Underwriter and the Corporation and (ii) 180 days; provided however, this Section 2.3 will not prohibit the Stockholders from selling or distributing any securities of the Corporation for more than 180 days in any 12-month period. The provisions of this Section 2.3 will not apply to the actions of third party investment managers and advisors and other third party fiduciaries in existing discretionary authority with respect to any assets of any qualified pension trust or its Affiliates. The Corporation will use its reasonable best efforts to ensure that all shares of its capital stock held by its officers and directors will be subjected to market stand-off or holdback agreements on terms substantially similar to those described in this Section 2.3.

2.4    Registration on Form S-3.  (a) If (i) the Corporation shall receive a written request (specifying that it is being made pursuant to this Section 2.4) from a Stockholder that the Corporation file a registration statement on Form S-3 (or any successor form to Form S-3 regardless of its designation) for a Public Offering of Registrable Securities the reasonably anticipated price to the public of which would equal or exceed $500,000 and (ii) the Corporation is a registrant entitled to use Form S-3 to register such shares, then the Corporation shall use its reasonable efforts to cause such share to be registered on Form S-3 (or any successor form to Form S-3) and such request for registration will not be deemed a Demand Registration request, and no other Holders will have any Piggy-Back Registration rights under Section 2.2.

(b)    If a registration pursuant to Section 2.4(a) is requested to be effected as a “shelf” registration, then, notwithstanding anything to the contrary contained in this Agreement, the Corporation will keep the registration statement filed in respect of that request effective for a period of up to 12 months.

(c)    The Company may delay filing a registration statement under this Section 2.4 in any situation in which it could delay filing such registration statement if the demand for such registration statement had been made under Section 2.1 (subject to the qualifications and limitations contained therein). Additionally, the Company may suspend the use of any prospectus or prospectus supplement contained in a registration statement filed under this Section 2.4 if the Board determines in good faith that the use of such prospectus or prospectus supplement would materially and adversely effect any proposed or pending material transaction of the Company. Any such suspension shall expire upon disclose of, or termination of discussions relating to, such transaction, but shall not exceed 10 Business Days in any event.

(d)    The rights of the Stockholders to registration under this Section 2.4 are in addition to, and not in lieu of, their rights to registration under Section 2.1 and Section 2.2.

III. REGISTRATION PROCEDURES

3.1    Filings; Information.  Subject to the limitations set forth in Article II, whenever any Stockholder (the “Registering Stockholder”) requests that any Registrable Securities be registered pursuant to Section 2.1, Section 2.2 or Section 2.4, the Corporation will use its best efforts to effect the registration of such Registrable Securities as promptly as is practicable, and in connection with any such request:

(a)    The Corporation will as expediously as possible prepare and file with the Commission a registration statement on any form for which the Corporation then qualifies and which counsel for the Corporation deems appropriate and available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution effective for a period of not less than 90 days (or any longer period of time required under this Agreement); provided however, that if the Corporation furnishes to the Registered Stockholder a certificate signed by the Corporation’s Chief Executive Officer, President or any Vice President stating that in his good faith judgment it would be detrimental or otherwise disadvantageous to the Corporation or its stockholders for such a registration statement to be filed as expeditiously as possible, the Corporation will be entitled to postpone the filing of such registration statement for a reasonable period of time following the date on which the Corporation receives the Registrable Stockholder’s request for registration in accordance with Section 2.1 or Section 2.4, but the aggregate of such periods of time shall not exceed 90 calendar days during any 12-month period unless the Corporation invokes its rights under Section 2.1(d).

(b)    The Corporation will, if requested by a Registering Stockholder, at least five Business Days prior to filing such registration statement or prospectus or any amendment or supplement thereto, furnish to the Registering Stockholder, if any, copies of such documents, which documents will be subject to the review of the Registering Stockholder and the applicable Underwriters, and the Corporation will not file any registration statement or any amendment thereto, or any prospectus or any supplement thereto (excluding any documents which, upon filing, would be incorporated or deemed to be incorporated by reference therein) to which the Registering Stockholder or the managing Underwriter, if any, may reasonably object on a timely basis; and thereafter the Corporation will furnish to the Registered Stockholder and each such Underwriter, if any, such number of copies of such registration statement and any amendment and any supplement to such registration statement (in each case including all exhibits to such registration statement and documents incorporated by reference therein) and the prospectus included in such registration statement (including each preliminary prospectus or prospectus supplement) as the Registered Stockholder or each such Underwriter may reasonably request in order to facilitate the sale of the Registrable Securities.

(c)    After the filing of the registration statement, the Corporation will promptly notify the Registering Stockholder of any stop order issued or, to the Corporation’s knowledge, threatened to be issued by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(d)    The Corporation will endeavor to qualify the Registrable Securities for offer and sale under such other securities or blue sky laws of such jurisdictions in the United States as the Registering Stockholder reasonably requests; provided however, that the Corporation will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection (d), (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction.

(e)    At any time when a prospectus relating to the sale of the Registrable Securities is required by law to be delivered in connection with sales by an Underwriter or dealer, the Corporation will notify the Registering Stockholder, as promptly as is practicable, no the occurrence of any event requiring the preparation of a supplement or amendment to such prospectus so that such prospectus, as thereafter delivered to the purchasers of such Registrable Securities, will not contain any untrue statement of a material effect or omit to state any material fact required to be stated in such prospectus or necessary to make the statement in such prospectus, in the light of the circumstances under which they were made, not misleading. The Corporation will promptly make available to the Registering Stockholder and to the Underwriters any such supplement or amendment. The Registering Stockholder agrees that, upon receipt of any notice from the Corporation of the occurrence of any event of the kind described in the first sentence of this Section 3.1(e), the Registering Stockholder will forthwith discontinue the offer and sale of Registrable Securities pursuant to the registration statement covering such Registrable Securities until receipt by the Registering Stockholder and the Underwriters of the copies of such supplemented or amended prospectus and, if so directed by the Corporation, the Registering Stockholder will deliver to the Corporation all copies, other than permanent file copies then in the Registering Stockholder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. If the Corporation gives such notice, the Corporation will extend the period during which such registration statement will be continued effective as provided in Section 3.1(a) by the number of days during the period from and including the date of the giving of such notice to the date on which the Corporation makes available to the Registering Stockholder such supplemented or amended prospectus.

(f)    The Corporation will enter into an underwriting agreement in customary form and take such other actions as are reasonably required in order to expedite or facilitate the sale of such Registrable Securities.

(g)    The Corporation will use its reasonable best efforts to furnish to the Registering Stockholder and to each Underwriter a signed counterpart, addressed to the Registering Stockholder or such Underwriter, of (i) an opinion or opinions of counsel to the Corporation and (ii) a comfort letter or comfort letters from the Corporation’s independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the Registering Stockholder or the managing Underwriter may reasonably request.

(h)    The Corporation will cooperate with the Registering Stockholders and the managing Underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and enabled the Registrable Securities to be in such denominations and registered in such names as the managing Underwriters, if any, may request at least two Business Days prior to any sale of Registrable Securities to the Underwriters.

(i)    The Corporation will make available for inspection by a representative of the Registering Stockholders, any Underwriter participating in any disposition of Registrable Securities and any attorney or accountant retained by the Registering Stockholders or Underwriter, all financial and other records, pertinent corporate documents and properties of the Corporation and its Subsidiaries, and cause the officers, directors and employees of the Corporation and its Subsidiaries to supply all information reasonably requested by any such representative, underwriter, attorney or accountant in connection with such registration statement; provided however, that any records, information or documents that are designated by the Corporation in writing as confidential at the time of delivery of such records, information or documents will be kept confidential by those Persons unless (i) those records, information or documents are in the public domain or otherwise publicly available, (ii) disclosure of those records, information or documents is required by court or administrative order or is necessary to respond to inquiries or regulatory authorities, or (iii) disclosure of those records, information or documents, in the opinion of counsel to such Person, is otherwise required by law (including, without limitation, pursuant to the requirements of the Securities Act);

(j)    The Corporation will otherwise use all reasonable efforts to comply with all applicable rules and regulations of the Commission, and will make generally available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder.

(k)    The Corporation will use its reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange (or quoted on Nasdaq) on which similar securities issued by the Corporation are then listed (or quoted) or, if not so listed (or quoted), on a national securities exchange or Nasdaq.

(l)    The Corporation will use its reasonable best efforts to cause its directors, officers and other appropriate employees to participate in any presentations regarding any underwritten Public Offering reasonably requested by the Registering Stockholders or the managing Underwriter or Underwriters participating in the disposition of those Registrable Securities, provided that so doing does not unreasonably interfere with the business of the Corporation and the out-of-pocket costs thereof are reimbursed to the Corporation.

(m)    The Corporation may require the Registering Stockholder to promptly furnish in writing to the Corporation such information regarding the Registering Stockholder, the plan of distribution of the Registrable Securities and other information as the Corporation may from time to time reasonably request or as may be legally required in connection with such registration.

(n)    The Corporation will (i) obtain a CUSIP number for the Registrable Securities, and (ii) from and after a date no later than the effective date of the registration statement, engage and cause to be maintained an appropriate transfer agent and registrar for all Registrable Securities.

3.2    Registration Expenses.  Except as otherwise provided in this Agreement, Registration Expenses incurred in connection with any registration made or requested to be made pursuant to Article II will be borne by the Corporation, whether or not any such registration statement becomes effective, to the extent permitted by applicable law. Each Stockholder will pay, on a pro rata basis based on the number of such Stockholder’s Registrable Securities (determined by treating the Class B Common Stock on an as-converted into Class A Common Stock basis) included in the registration, any underwriting fees, discounts or commissions attributable to the sale of such Stockholder’s Registrable Securities.

3.3    Indemnification by the Corporation.  The Corporation agrees to indemnify and hold harmless each Stockholder registering shares pursuant to Section 2.1, Section 2.2 or Section 2.4, its officers, partners, members and directors, and each Person, if any, who controls each such Stockholder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and such controlling Person’s officers, partners , members and directors from and against any and all losses, claims, damages, liabilities and expenses caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Corporation has timely furnished any amendments or supplements to such registration statement or prospectus) or any preliminary prospectus, or caused by omission or alleged omission to state in such registration statement or prospectus a material fact required to be stated in such registration statement or prospectus or necessary to make the statements in such registration statement or prospectus not misleading, except insofar as such losses, claims, damages, liabilities or expenses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing (or not furnished as may be the case with omissions) to the Corporation by or on behalf of such Stockholder expressly for use in such registration statement or prospectus; provided however, that the foregoing indemnity agreement with respect to any preliminary prospectus will not inure to the benefit of any Stockholder if a copy of the current prospectus was not provided to the applicable purchaser by such Stockholder and such current copy of the prospectus would have cured the defect giving rise to such loss, claim, damage or liability. The Corporation also agrees to indemnify any Underwriters of the

Registrable Securities, their officers and directors and each Person who controls such underwriters on substantially the same basis as that of the indemnification of the Stockholders provided in this Section 3.3.

3.4    Indemnification by Stockholders.  Each Stockholder registering shares pursuant to Section 2.1, Section 2.2 or Section 2.4 agrees, severally, but not jointly, to indemnify and hold harmless the Corporation, its officers and directors and each Person, if any, who controls the Corporation (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and such controlling Person’s officers and directors to the same extent as the foregoing indemnity from the Corporation to such Stockholder, but only with reference to information related to such Stockholder furnished in writing by or on behalf of such Stockholder expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto or any preliminary prospectus and only up to the amount of net proceeds actually received by such Stockholder in the subject offering. Each such Stockholder also agrees to indemnify and hold harmless any Underwriters of the Registrable Securities, their officers and directors and each Person who controls such Underwriters on substantially the same basis as that of the indemnification of the Corporation provided in this Section 3.4.

3.5    Conduct of Indemnification Proceedings.  In case any proceeding (including any governmental investigation) is instituted involving any person in respect of which indemnity may be sought pursuant to Section 3.3 or Section 3.4, such Person will promptly notify the Person against whom such indemnity may be sought in writing and the indemnifying party upon request of the indemnified party will retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and will pay the fees and disbursements of such counsel (including the fees and expenses of one local counsel) related to the proceeding. In any such proceeding, any indemnified party will have the right to retain its own counsel, but the fees and expenses of such counsel will be at the expense of such indemnified parties unless (i) the indemnifying party and the indemnified party have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnified party and the indemnifying party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interest between them, in which case the fees and expenses of such counsel will be paid by the Corporation. It is understood that the indemnifying party will not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such indemnified parties, and that all such fees and expenses will be reimbursed as they are incurred. In the case of the retention of any such separate firm for the indemnified parties, such firm will be designated in writing by the indemnified parties. The indemnifying party will not be liable for any settlement of any proceeding effected without its consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the indemnifying party will indemnify and hold harmless such indemnified parties from and against any loss or liability (to the extent state above) by reason of such settlement or judgment. No indemnifying party will, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding, unless such settlement includes a complete, unconditional and final release of such indemnified party from all liability with respect to claims that are the subject matter of such proceeding.

3.6    Contribution.

(a)    If the indemnification provided for in this Agreement is for any reason unavailable to the indemnified parties in respect of any losses, claims, damages, liabilities or expenses referred to in this Agreement, then each such indemnifying party, in lieu of indemnifying such indemnified party, will contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnified party, on the one hand, and the indemnifying party or indemnifying parties, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of the indemnified party, on the one hand, and the indemnifying party or indemnifying parties, on the other hand, will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b)    The Corporation and each Stockholder registering Registrable Securities pursuant to Section 2.1, Section 2.2 or Section 2.4 agree that it would not be just and equitable if contribution pursuant to this Section 3.6 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding subsection. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses referred to in the immediately preceding subsection will be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 3.6, no Underwriter will be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Stockholder registering shares pursuant to Section 2.1, Section 2.2 or Section 2.4 will be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Stockholder were offered to the public (less underwriters’ discounts and commissions) exceeds the amount of any damages which such Stockholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

3.7    Participation in Underwritten Registrations.  No Person may participate in any underwritten registration unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangement approved by the Persons entitled under this Agreement to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and these registration rights.

3.8    Rule 144.  Subject to the restrictions on transfer set forth in this Agreement and the Stockholders Agreement, the Corporation will file any reports required to be filed by it under the Securities Act and the Exchange Act and will take such further action as the Investment LLC Holders may reasonably request to the extent required from time to time to enable the Investment LLC Holders to sell securities of the Corporation without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Exchange Act, as such rule may be amended from time to time, or other appropriate rule or regulation adopted by the Commission. Upon the request of the Investment LLC Holders, the Corporation will deliver to the Investment LLC Holders a written statement as to whether the Corporation as complied with such reporting requirements.

3.9    Selection of Underwriters.  If any of the Registrable Securities are to be sold in an underwritten Public Offering, the investment banker or investment bankers and manager or managers that will manage the offering will be selected (a) in the case of a demand registration pursuant to Section 2.1, by the Demand Seller, provided that such investment banker or manager shall be reasonably satisfactory to the Company, and (b) in the case of a piggy-back registration pursuant to Section 2.2, by the Corporation, provided that such investment banker or manager shall be satisfactory to the holders of a majority of the voting power of the Registrable Securities held by the Investment LLC Holders.

IV. MISCELLANEOUS

4.1    Headings.  The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions in this Agreement.

4.2    Entire Agreement.  This Agreement, the Contribution Agreement and the Stockholders Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement. This Agreement, the Contribution Agreement and the Stockholders Agreement supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement, the Contribution Agreement and the Stockholders Agreement. None of this Agreement, the Contribution Agreement or the Stockholders Agreement is intended to confer upon any Person other than the parties to such Agreements any rights or remedies hereunder or thereunder.

4.3    Notices.  Any notice, request, instruction or other document required or permitted to be given under this Agreement by any party to this Agreement to another party to this Agreement will be in writing and will be given to such party as its address set forth in Schedule I or, in the case of a Transfer permitted under the Stockholders Agreement, to the address of the permitted Transferee specified by it upon notice given in accordance with the terms of this Agreement, or to such other address as the party to whom notice is to be given may provide in a written notice to the party giving such notice, a copy of which written notice will be on file with the Secretary of the Corporation. Each such notice, request or other communication will be effective (i) if given by certified mail, 72 hours after such communication is deposited in the mails with certified postage prepaid addressed as aforesaid, (ii) one Business Day after being furnished to a nationally recognized overnight courier for next Business Day delivery, and (iii) on the date sent if sent by electronic facsimile transmission, receipt confirmed.

4.4    Applicable Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws rules of such state.

4.5    Severability.  The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction will not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties under this Agreement will be enforceable to the fullest extent permitted by law.

4.6    Termination; Termination of Rights.  This Agreement may be terminated at any time by an instrument in writing signed by the Corporation and Stockholders owning at least 90 percent of the voting power of the outstanding Registrable Securities (determined by treating the Class B Common Stock on an as-converted into Class A Common Stock basis).

4.7    Successors, Assigns and Transferees.  The provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective heirs, successors and permitted assigns and will inure to the benefit of each holder of any Registrable Securities. All Transferees will succeed to the rights granted under this Agreement, provided that such Transferee shall have acknowledged its rights and obligations by a signed written agreement satisfactory to Investment LLC (as to any Stockholder other than it) or the Corporation (as to Investment LLC and the Investment LLC Permitted Transferees) by which the Transferee agrees to become a party to and be bound by this Agreement (unless the transferor notifies the Corporation in writing on or prior to such transfer that the Transferee shall not have such rights). Except as expressly contemplated by this Section 4.7, neither this Agreement nor any provision in this Agreement will be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

4.8    Amendments; Waivers.  (a) No failure or delay on the part of any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, nor will any single or partial exercise of such right, power or privilege preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement will be cumulative and not exclusive of any rights or remedies provided by law.

(b)    The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions of this Agreement may not be given, unless the Corporation has obtained the written consent of the stockholders owning at least 90% of the voting power of the outstanding Registrable Securities (determined by treating the Class B Common Stock on an as-converted into Class A Common Stock basis). Notwithstanding the foregoing, a waiver or consent to depart from the provisions of this

Agreement with respect to a matter that relates exclusively to the rights of a Stockholder and that does not directly or indirectly affect the rights of the other Stockholders may be given only by affected Stockholders; provided that the provisions of this sentence may not be amended, modified, or supplemented except in accordance with the provisions of the immediately preceding sentence.

4.9    Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be an original with the same effect as if the signatures on each counterpart were upon the same instrument.

4.10    Remedies.  The parties herby acknowledge that money damages would not be adequate compensation for the damages that a party would suffer by reason of a failure of any other party to perform any of the obligations under this Agreement. Therefore, each party to this Agreement agrees that specific performance is the only appropriate remedy under this Agreement and hereby waives the claim or defense that any other party has an adequate remedy at law.

4.11    Consent to Jurisdiction.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any court of competent jurisdiction in the Borough of Manhattan or the United States Federal Court sitting in the Southern District of New York and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 4.3, will be deemed effective service of process on such Party.

4.12    Legal Prohibitions.  To the extent that the exercise, right or performance of any obligation by any Stockholder under this Agreement is prohibited by law, such Stockholder and the other parties to this Agreement agree to use all reasonable best efforts to achieve reasonable and lawful alternative arrangements designed to provide such Stockholder or such other parties, as the case may be, the economic benefit from the exercise of such right or the performance of such obligation.

4.13    WAIVER OF JURY TRIAL.  EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

4.14    Certain Interpretive Matters.

(a)    Unless the context otherwise requires, (i) all references to Sections, Articles or Schedules are to the Sections, Articles and Schedules of or to this Agreement,

(ii) each of the Schedules will apply only to the corresponding Section or subsection of this Agreement, (iii) each term defined in this Agreement has the meaning assigned to it, (iv) each capitalized term not otherwise defined in this Agreement has the meaning assigned to it in the Stockholder’s Agreement, (v) words in the singular include the plural and vice versa, (vi) the term “including” means “including without limitation,” (vii) all references to $ or dollar amounts will be to lawful currency of the United States, (viii) to the extent the term “day” or “days” is used, it shall mean calendar days, (ix) the words “herein,” “hereby,” “hereof,” and “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Section, Article, or other subdivision, and (x) the pronoun “his” refers to the masculine, feminine and neuter.

(b)    No provision of this Agreement will be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which any such party or its counsel participated in the drafting of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first above written.

TEAVANA HOLDINGS, INC.

By: /s/ Andrew T. Mack
Name: Andrew T. Mack
Its: CEO

TEAVANA INVESTMENT LLC

By:	SKM EQUITY FUND III, L.P., it’s managing member

By:	SKM Partners, LLC, its general partner

By: /s/ F. Barron Fletcher III
F. Barron Fletcher III, Authorized Person

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

Schedule I

Notices

To the Corporation:

Teavana Holdings, Inc.

One Live Oak Center

3475 Lenox Road, Suite 960

Atlanta, Georgia 30326

Fax: (404) 995-8201

Attention: Chief Executive Officer

with a copy to:

Smith, Gambrell & Russell, LLP

Suite 3100, Promenade II

1230 Peachtree St. N.E.

Atlanta, Georgia 30309

Fax: (404) 875-3509

Attention: Richard G. Greenstein, Esq.

To Investment LLC:

c/o SKM Growth Investors, L.P.

500 North Akard Street, Suite 3950

Dallas, Texas 75201

Fax: (214) 740-3600

Attention: F. Barron Fletcher III

with a copy to:

Jones Day

2727 N. Harwood Street

Dallas, Texas 75201

Fax: (214) 969-5100

Attention: Michael Weinberg, Esq.

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